EX-99.1

EAGLE BULK SHIPPING INC. ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

NEW YORK, NY, July 10, 2012-- Eagle Bulk Shipping Inc. (Nasdaq: EGLE) (the “Company”) today announced that Adir Katzav, formerly Director of Financial Reporting, has been promoted to Chief Financial Officer. Mr. Katzav succeeds Mr. Alan S. Ginsberg, who has advised the Company of his decision to pursue other professional interests. To facilitate an orderly transition, Mr. Ginsberg has agreed to oversee a transition of his responsibilities through mid-August of this year.

Sophocles N. Zoullas, Eagle Bulk’s Chairman and Chief Executive Officer, commented, “On behalf of Eagle Bulk Shipping's Board of Directors, I would like to thank Alan for his dedication, commitment and leadership over the years.  His contributions have spanned our initial public offering through some of the most challenging shipping markets in a generation.  We congratulate Alan, and extend our best wishes for his future endeavors.”

Mr. Zoullas added, “Adir brings both technical expertise and a strategic skill set to his expanded responsibilities, as was underscored by his direct involvement in our recently-concluded, successful syndicate agreement.  I have seen first-hand the leadership, finance and accounting experience he possesses, and look forward to working with him in his new, expanded role.”

“It has been a privilege to serve Eagle Bulk during the last 7 years,” Mr. Ginsberg added.  “I leave the Eagle Bulk knowing that it is on stable financial ground – an accomplishment that capped a wonderful career at the Company.”

During an 18-year career, Mr. Katzav has developed deep experience in U.S. GAAP accounting, corporate finance, and capital markets regulatory structures.   In addition to serving as Eagle Bulk's Director of Financial Reporting for the last four years, Mr. Katzav previously worked at PricewaterhouseCoopers in both the U.S. and overseas, for which he served as a Senior Audit Manager, in addition to other roles.  Mr. Katzav earned a Bachelor’s Degree in Statistics and Operations Research and Accounting.

About Eagle Bulk Shipping Inc.

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in New York. The Company is a leading global owner of Supramax dry bulk vessels that range in size from 50,000 to 60,000 deadweight tons and transport a broad range of major and minor bulk cargoes, including iron ore, coal, grain, cement and fertilizer, along worldwide shipping routes.

Contact

Investor Relations / Media:
Jonathan Morgan
Perry Street Communications, New York
Tel. +1 212-741-0014